GUARANTY


     In consideration of the making of a loan (the "Loan") (by AID ASSOCIATION FOR LUTHERANS, a Wisconsin corporation ("AAL") to HISTORIC PRESERVATION PROPERTIES 199O L.P. TAX CREDIT FUND, a Delaware limited partnership ("Borrower"), in the principal amount of Six Million Dollars ($6,000,000.00), evidenced by a Deed of Trust Note (the "Note") which loan, pursuant and subject to the terms of the Note, is with limited recourse as to Borrower, and which loan AAL would be unwilling to make without the execution of this Guaranty, and for other consideration, HENDERSON'S WHARF BALTIMORE L.P., a Delaware limited partnership ("Guarantor"), having an address at c/o Claremont Management Corp., Batterymarch Park II, Quincy, Massachusetts 02169, directly, unconditionally and independently of any liability it may have by virtue of its affiliation with Borrower, hereby guarantees to AAL, its successors and assigns the prompt payment at maturity of the Loan, whether fixed or accelerated, whether as maker, indorser or otherwise, to the extent and only to the extent of the outstanding principal amount of the loan, plus accrued but unpaid interest thereon and any other sums due pursuant to the Note or the Loan Documents (as such term is defined in the Note), and actual attorney's fees and all other costs of collection. Guarantor is not primarily liable for the Loan, but has agreed to guaranty repayment of the amounts due under the Note pursuant to the terms hereof.

     The obligations of Guarantor under this Guaranty are secured by, among other things, that certain Indemnity Deed of Trust and Security Agreement (the "Deed of Trust") of even date, given by Guarantor, as grantor, to certain trustees therein for the benefit of AAL, as beneficiary, encumbering certain real properties located in the City of Baltimore, State of Maryland and that certain Assignment of Rents and Leases covering certain of the premises located at 1000 Fell Street, Baltimore, Maryland (the "Mortgaged Property").

     Enforcement of Guarantor's and the constituent partners' of Guarantor liability hereunder shall be limited to the Mortgaged Property, and any other collateral AAL may hold to secure payment of the Note and this Guaranty, and AAL shall not be entitled to seek or obtain any deficiency judgment in excess of the amount described in the previous sentence against Borrower, Guarantor or any constituent partners of Guarantor, except that Borrower, Guarantor and the constituent general partners of Guarantor shall be and remain fully personally liable for the following:

     (i) tenant security deposits in respect of each lease to the extent not used to satisfy tenant arrearages of rent or to satisfy damages caused by tenant default;

     (ii) rents paid more than one (1) month in advance of its due date;

     (iii) rents and other similar sums received by Borrower or Guarantor from the Mortgaged Property after an Event of Default (as such term is defined in the Note and the Deed of Trust) unless applied to (A) normal and necessary operating expenses of the Mortgaged Property or (B) the indebtedness evidenced by this Note (It is understood and agreed that all revenues derived from the Mortgaged Property are to be held by Borrower and Guarantor as a trust fund to be used first for the payments due under the Note and the then due and payable legitimate operating expenses of the Mortgaged Property and only after such payments shall the revenues be used for Borrower's or Guarantor's personal use and/or distribution.);

     (iv) insurance or condemnation proceeds used for purposes other than those set forth in Section 1.4 or in Article III of the Deed of Trust, or as otherwise approved in writing by AAL;

     (v) amounts necessary to pay taxes, assessments or any other charges by a governmental entity which are a lien upon the Mortgaged Property at the time AAL takes actual possession of the Mortgaged Property or has a receiver appointed;

     (vi) amounts necessary to pay any construction lien, mechanics' liens, materialmen's liens or similar type lien against the Mortgaged Property arising out of the act or omissions of Borrower or Guarantor, provided, however, that Borrower and Guarantor shall have the right to contest the amount or validity of any such lien, by appropriate legal proceedings if: (x) the legal proceedings shall operate to prevent the collection of such lien and (y) Borrower and Guarantor shall deposit with AAL or with the appropriate court or other governmental authority or title insurance company satisfactory to AAL an amount, with such subsequent additions thereto as may be necessary or sufficient in AAL's opinion to pay such liens, together with all estimated interest and penalties in connection therewith;

     (vii) taxes and fees required to be paid to any government entity for the transfer of title;

     (viii) damages suffered by AAL due to material misrepresentation or waste committed by Borrower, Guarantor or their respective agents or employees; and

     (ix) all actual attorneys' fees and other costs incurred by AAL in order to recover from Borrower and/or Guarantor any amounts for which Borrower or Guarantor remains personally liable as provided in subparagraphs (i) through (viii) above.

     Further, Borrower and Guarantor shall remain personally liable for the prompt payment of the Loan, to the extent of the then outstanding principal amount of the Loan, plus accrued but unpaid interest thereon and any other sums due pursuant to the Note, this Guaranty or the Loan Documents, and actual attorneys' fees and all other costs of collection, upon the occurrence of any of the following:

     (i) Borrower or Guarantor used fraud to induce AAL to make the Loan evidenced by the Note;

     (ii) AAL is prevented from acquiring title to the Mortgaged Property following an Event of Default and AAL is unsuccessful in collecting on any title insurance policy that it holds in connection with the Mortgaged Property because of forfeiture of Borrower's or Guarantor's title under federal, state or local laws;

     (iii) Borrower or Guarantor voluntarily files a petition or commences any case or proceeding under any provision or chapter of the United States Bankruptcy Code or any partner of Borrower or Guarantor, or Terrence P. Sullivan or any entity controlled by Terrence P. Sullivan files an involuntary petition against Borrower or Guarantor;

     (iv) Borrower or Guarantor makes an unconsented transfer of interest in the Mortgaged Property as defined in Section 1.3
("Dispositions") of the Deed of Trust.

     Guarantor expressly agrees that Guarantor's liability to AAL shall, at AAL's option, upon the occurrence of an Event of Default, become at once fixed, liquidated, due and payable, without condition, offset or counterclaim, and AAL shall not be required to make demand upon or first seek satisfaction from Borrower, or from any other guarantor or any indorser, surety or other party or any security or collateral, or to pursue any other remedy whatsoever, notwithstanding any demand or request therefor by Guarantor, but any payment of principal or interest thereafter by Borrower shall toll the statute of limitations against Guarantor.

     This Guaranty shall be a continuing guaranty and shall bind Guarantor and its respective successors and assigns, and Guarantor shall remain liable for all obligations and liabilities of Borrower (construed and determined without regard to the non-recourse provisions of the Note) as specified above, from the date hereof until the principal, accrued interest and all other sums due pursuant to the Note or the Loan Documents are paid and discharged in accordance with the terms thereof. Otherwise, this Guaranty shall remain in full force and effect.

     Guarantor consents and agrees that AAL may, without prejudice to any claim against Guarantor hereunder, and without affecting in any manner the liability of Guarantor hereunder at any time or from time to time, in its discretion with or without consideration, and without notice to Guarantor: (1) extend or change the time of payment, or the manner, place or terms of payment of or otherwise modify any obligation hereby guaranteed; (2) exchange, release or surrender all or any collateral security for any such obligation;
(3) sell and itself purchase any such collateral security at public or private sale and apply the proceeds in its discretion to any indebtedness of Borrower; and (4) settle or compromise with Borrower or with any other person primarily or secondarily liable with Borrower, any obligation hereby guaranteed, or subordinate the payment of any such obligation to payment of any other debt which may be owing to AAL.

     Guarantor waives notice of acceptance, presentment, demand, protest, all other notices of every kind and the benefit of all homestead and other exemptions and valuation and appraisement laws. Guarantor, to the fullest extent permitted by law, waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of Borrower, and agrees that this Guaranty shall be valid and enforceable without regard to the regularity, validity or enforceability of any liability or obligation of Borrower. Specifically, but without limitation, Guarantor's obligations hereunder shall not be impaired, changed, limited or released by Borrower's bankruptcy. Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which AAL now has or may hereinafter have against Borrower, and waives any benefit of and any right to participate in any security now or hereafter held by AAL.

     Guarantor agrees to pay AAL's actual attorney's fees and all other costs of collection in enforcing this Guaranty.

     All rights under this Guaranty shall inure to the benefit of AAL, its successors and assigns, and any holder (whether with or without recourse) of any or all of the loan covered by this Guaranty.

     Waiver of any right, covenant or benefit herein by AAL shall not waive any other or further right, covenant or benefit or bind AAL again to waive the same provision. If maturity of the obligation hereby guaranteed is accelerated as against Borrower, such maturity shall also be accelerated hereunder, without demand or notice.

     This Guaranty shall be governed by and construed in accordance with the laws of the jurisdiction wherein the Mortgaged Property is located.

     Guarantor hereby consents to the exercise of personal jurisdiction over it by any federal or state court in the State of Maryland and consents to the laying of venue in any jurisdiction or locality in the State of Maryland. Guarantor irrevocably appoints as Guarantor's agent for receipt of service of process on his behalf in connection with any suit, writ, attachment, execution or discovery or supplementary proceedings in connection with the enforcement of this Guaranty. Service shall be effected by any means permitted by the court in which any action is filed, or, at AAL's option, by mailing process, postage prepaid, by certified mail, return receipt requested, either to Guarantor's agent at the foregoing address or to Guarantor at Guarantor's address set forth on the first page of this Guaranty. Service shall be deemed effective upon receipt. Guarantor may designate a change of address for purposes of this paragraph by written notice to AAL given by certified mail, return receipt requested, at least ten (10) days before such change of address is to become effective.


          Signed and sealed this _27th__ day of February, 1996.

                         GUARANTOR:
WITNESS:            HENDERSON'S WHARF BALTIMORE L.P.,
                    a Delaware limited partnership

                    By:  HISTORIC PRESERVATION PROPERTIES 1990
                         L.P. TAX CREDIT FUND, general partner

                         By:  BOSTON HISTORIC PARTNERS II LIMITED
                              PARTNERSHIP, its sole general
                              partner

                              By:  BHP II ADVISORS LIMITED
                              PARTNERSHIP, its sole general
                              partner

                                   By:  PORTFOLIO ADVISORY
                                   SERVICES, INC.



                                   By:  Terrence P. Sullivan
                                        President

                                   and


                                   By:  Terrence P. Sullivan,
                                        General Partner

                    and

                    By:  HENDERSON'S WHARF DEVELOPMENT CORP.,
                         general partner



                            By:   Terrence P. Sullivan
                                  President